(Page #)

Debtors: Milestone Capital, Inc. and EliteAgents Mortgage Services, Inc.

Case Nos.: 03-41805 (NLW) and 03-41806 (NLW)

Caption of Order: Amended Order Confirming First Amended Plan of Liquidation and Authorizing and Directing Certain Actions in Connection Therewith Nunc Pro Tunc As of August 12, 2004

______________________________________________________________________________

DUANE MORRIS LLP

A Delaware Limited Liability Partnership

By:

Joseph H. Lemkin, Esq. (JL 2490)

744 Broad Street, Suite 1200

Newark, NJ  07102

(973) 424-2000

Counsel for the Debtors, EliteAgents Mortgage Services, Inc. and

Milestone Capital, Inc.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEW JERSEY

In re:

)

Chapter 11

)

EliteAgents Mortgage Services, Inc. and

)

Milestone Capital, Inc.

)

Case No.  03-41805 (NLW)

)

     03-41806 (NLW)

)

                     Debtors.

)

(Administratively Consolidated)

AMENDED ORDER APPROVING DISCLOSURE STATEMENT AND CONFIRMING FIRST AMENDED PLAN OF LIQUIDATION AND AUTHORIZING AND DIRECTING CERTAIN ACTIONS IN CONNECTION THEREWITH NUNC PRO TUNC AS OF AUGUST 12, 2004

The relief set forth on the following pages 2 through 8 is hereby ORDERED.

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Debtors: Milestone Capital, Inc. and EliteAgents Mortgage Services, Inc.

Case Nos.: 03-41805 (NLW) and 03-41806 (NLW)

Caption of Order: Amended Order Confirming First Amended Plan of Liquidation and Authorizing and Directing Certain Actions in Connection Therewith Nunc Pro Tunc As of August 12, 2004

______________________________________________________________________________

THIS MATTER having come before the Court pursuant to the Court’s Order Scheduling a Disclosure Statement and Plan Confirmation Hearing and Fixing Time For Filing Acceptances or Rejections of Plan Combined With Notice Thereof (the “Scheduling Order”).  The First Amended Disclosure Statement (the “Disclosure Statement”) and First Amended Joint Plan of Liquidation (the “Plan”) having been filed by the Debtors, Milestone Capital, Inc. and EliteAgents Mortgage Service, Inc. (the "Debtors") and the Official Committee of Unsecured Creditors (the “Committee”, and together, the “Proponents”), on July 9, 2004, and the Scheduling Order, Disclosure Statement, Plan and ballot having been mailed to all holders of claims and interests and to all other parties entitled to notice, and all holders of claims and interests having been so noticed that this matter was set down for hearing and confirmation on August 10, 2004, and having been so noticed that the time for submitting acceptances and rejections of the Plan was August 2, 2004; and

The Plan filed in this proceeding provides for five classes of creditors. The Certification of balloting reflects that impaired Classes 3, 4 and 5 have accepted the Plan by two-thirds in amount and one-half in number, and that no objections to confirmation were filed; and

Upon due consideration of the evidence proffered at the hearing on Confirmation, the proceedings, and of the Plan and Disclosure Statement, the Court makes the following findings of fact and law:

1.

The Plan complies with all the applicable provisions of Chapter 11 of the Bankruptcy Code.

2.

The Plan has been proposed by the Debtors and the Committee in good faith and not by any means forbidden by law.

3.

(a)

All payments made or promised to be made for services or for costs and expenses in, or in connection with, this Chapter 11 case, have been fully disclosed to this Court and are reasonable and are subject to the approval of this Court.

(b)

All payments which are to be fixed after confirmation of the Plan are subject to the approval of this Court.

4.

With respect to all classes of creditors under the Plan, each holder of a claim or interest of any such classes will receive or retain under the Plan, on account of such claim or interest, property of a value, as of the date of confirmation of the Plan, that is not less than the amount of that which such holder would so receive or retain if the Debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code.

5.

At least one class of creditors which is impaired by the Plan has accepted the Plan.

6.

Adequate notice of the hearing on confirmation of the Plan has been served, in accordance with the Bankruptcy Rules, to all the holders of claims and interests against the Debtor.

7.

The Plan satisfies to the extent applicable §1129(a)(1) through (12).

8.

The Court hereby finds that §1129(a)(13) is not applicable to the Plan.

IT IS THEREFORE, ORDERED:

A.

That the Debtors’ and Committee’s First Amended Plan of Orderly Liquidation  be and hereby is confirmed nunc pro tunc as of August 12, 2004.

B.

That except as is otherwise provided in the Plan and in this Order herein:

(i)

Pursuant to said Plan, property shall be distributed in accordance with the provisions thereof.

(ii)

After confirmation of the Plan the property dealt with by the Plan shall be free and clear of all liens, claims, encumbrances and interests, with valid liens, claims, encumbrances and interests to attach to the proceeds of sale as set forth in the Plan.

(iii)

On the Effective Date, all estate assets shall be transferred to the Liquidating Trust and the Liquidating Trustee shall implement the Plan and distributions thereunder.  All Cash, Avoidance Actions and any other actions which the Committee is authorized to prosecute pursuant to the Plan shall be transferred to and vest in the Liquidating Trust including without limitation, all cash and other funds, whether held in escrow or otherwise, by counsel to the Debtors or any other person or entity, free and clear of any Claims, Liens, encumbrances and interests of any kind or nature, and free and clear of any prior restrictions ordered by the Court, to be managed by the Liquidating Trustee for the purpose of the consummation and carrying out of the Plan.

C.

All persons claiming compensation and reimbursement of expenses for or in connection with services rendered to the Debtor or other persons performing services in connection with this Chapter 11 case shall file their application for fees in this Court within one-hundred and twenty (120) days from the date of entry of this Order.

D.

The Court shall retain jurisdiction of this case for all purposes pursuant to the provisions of Chapter 11 of the Bankruptcy Code until the entry of a final decree, including without limitation with respect to the following matters:

(i)

Implementing and carrying out the Plan;

(ii)

Modifications to the Plan as permitted hereunder;

(iii)

Claims and causes of action which may exist on behalf of the Debtors’ estate, including, but not limited to, avoidance actions and any other right to recover assets wherever located for the benefit of the Estate pursuant to the provisions of the Bankruptcy Code;

(iv)

Controversies, suits and disputes that may arise in connection with the interpretation or enforcement of the Plan or the Confirmation Order or the classification or allowance of any claim or equity security interest;

(v)

Requests for compensation and payment of expenses from the Debtors’ estate;

(vi)

Compromise and settlement of any Claim against, or Claim or cause of action on behalf of the Debtors’ estate;

(vii)

Entry of a final decree closing this case;

(viii)

Correction of any defect, cure of any omission or reconciliation of any inconsistency in the Plan or the Confirmation Order;

(ix)

Classification of Claims, allowability of Claims and determination of objections shall be brought by the Liquidating Trustee;

(x)

Interpretation or enforcement of the Plan or the Confirmation Order;

(xi)

To determine all Adversary Proceedings, including any Causes of Action whether commenced prior to or subsequent to the entry of the Confirmation Order; and

(xii) to retain jurisdiction over any additional matters specifically set forth in the Plan.

E.

The Board of Directors of the re-organized structure are hereby directed and ordered to approve and execute an Exchange Agreement which provides for the following:

(i)

Milestone Capital, Inc., through Chuck DeMory as Director and President, having full and sole authority under this Order shall reincorporate and redomicile the Company from the State of Colorado to the State of Delaware upon the entry of this Order effectuating the reverse merger and shall change the name of the Company to Telestone Technology Corporation as part of the plan of reorganization without the need of shareholder approval upon actual closing of an Exchange Agreement;

(ii)

The current Board of Directors, their terms as both a Director and Officer, and any current Officers are terminated and their replacements appointed as provided in the Exchange Agreement without the need of shareholder approval as of the actual closing of the Exchange Agreement;

(iii)

The capital structure of the Company shall be reduced to no greater than the 100,000 common shares issued and outstanding (822 for 1/reverse split) from the Company’s authorized shares under its Articles of Incorporation.  The Board of Directors would be authorized to amend the Articles of Incorporation under the Plan without the need for shareholder approval prior to closing an Exchange Agreement;

(iv)

The Board of Directors are authorized under the Plan to issue common shares pursuant to an Exchange Agreement at the time of closing or in escrow in which effective control or majority ownership of the Company is given to the acquired or acquiring business entity without the need of shareholder approval.

(v)

The Board of Directors may amend the Company’s By-Laws and  amend the Company’s fiscal year to a date established and set forth in an Exchange Agreement without the need of shareholder approval.

(vi)

The Board of Directors is authorized and directed to conduct a shareholder meeting with the consent of a majority of the shareholders at such time as set by the Board of Directors within forty-five (45) days of the closing of the Exchange Agreement, but no sooner than ten (10) days following the Company’s filing of an 8K under the Securities Act of 1934 (“Act”) giving full financial disclosure and the mailing of an Information Statement pursuant to the Act.

E.

Effective upon entry of this order and the closing of the Exchange Agreement, Telestone Technology (which entity is not a debtor  under Article 11 of the United States Code) shall not be subject to the jurisdiction of the Bankruptcy Court for the purposes of the within Chapter 11 proceeding.

F.

That each Claimant, holder of an Interest, and all parties in interest are deemed to have forever released and waived all Claims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the obligations under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, in any way relating to the Debtor or the Debtors’ Estate that such entity has, had or may have against: (i) the Debtors; (ii) the Property of the Estate; (iii) the Debtors’ agents, advisors, attorneys and representatives (including, except as set forth in the Plan, the Debtors’ current and former directors, officers, employees, shareholders and professionals, which claims are specifically preserved by the Plan and may be prosecuted by the Liquidating Trustee); (iv) the Committee; (v) the Committee’s agents, advisors, attorneys and representatives; (vi) the Liquidating Trustee; (vii) the Liquidating Trustee’s agents, advisors, attorneys and representatives; (viii) any company which merges into the Debtor or into which the Debtor merges and their attorneys, advisors and representatives.  In consideration of the distributions to be made under the Plan and of the Debtors’ efforts to effectuate the consummation of the Plan, each Claimant, holder of an Interest and all parties in interest,  to the fullest extent possible under applicable law, in consideration for the obligations  created under or arising by virtue of the Plan, are deemed to have forever released and waive all claims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the obligations under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place after the Effective Date, as defined in the Plan, in any way relating to the Debtors or the Estate that such entity has, had or may have against: (i) the Debtors; (ii) the Property of the Estate; (iii) the Debtors’ agents, advisors, attorneys and representatives (including, except as set forth in the Plan, the Debtors’ current and former directors, officers, employees, shareholders and professionals, which claims are specifically preserved and may be prosecuted by the Liquidating Trustee); (iv) the Committee; (v) the Committee’s agents, advisors, attorneys and representatives; (vi) the Liquidating Trustee; (vii) the Liquidating Trustee’s agents, advisors, attorneys and representatives; (viii) any company which merges into the Debtor or into which the Debtor merges and their attorneys, advisors and representatives.  The administrative claims of professionals shall not be deemed discharged by this Order.

G.

That all trade and service debts and obligations incurred by the Debtors during this Chapter 11 case or after the entry of this Order shall be paid when due in the ordinary course of business and such payments shall have priority over all holders of claims and interest under the Plan.

H.

That any new securities, including any underlying shares issued from the warrants, issued by the Debtors to the Class 2 Administrative Fees Creditor Claims under the Convertible Promissory Notes (totaling $50,000), namely, Asia Regional Investment Ltd., Guangyu Fan, Keen Merit Investments Ltd., Peiyu Li, Alexandra Kelley, MCC Group USA Inc., Intellect Goal Investments Lts., Jevington Trading Ltd., Jian Shuai, Future Export Investments Ltd., Ruth Shepley, Winter International Group Ltd., Wainwright Ventures Ltd., and Bei Tian, and/or their designee, as part of the Reorganized Debtors’ Plan of Reorganization shall be exempt from registration requirements of federal and state securities laws, in accordance with §1145 of the Bankruptcy Code.

I.

That the designee of the Official Committee of Unsecured Creditors shall be the Liquidating Trustee, for all payments required under the Plan to be deposited at confirmation and said Liquidating Trustee shall file with the Clerk of this Court statements drafted by the Debtor under Local Bankruptcy Rule 3021-1.

J.

All present and former Officers and Directors of the Debtors shall render reasonable assistance to the Committee for all post confirmation matters authorized by Plan.

K.

All payments required under the Plan pursuant to Order of this Court shall be paid in accordance with the provisions for the implementation of the Plan and in accordance with the designation of the Liquidating Trustee.

L.

The recitals above shall constitute findings of this Court and shall form a part of this Order.